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Exhibit 99.1

Coldwater Creek Announces Fiscal 2004 First Quarter Results

        Sandpoint, Idaho, May 19, 2004—Coldwater Creek Inc. (Nasdaq: CWTR) today reported financial results for the three-month period ended May 1, 2004, compared with the three-month period ended May 3, 2003.

        Net income for the three-month period ended May 1, 2004, increased $3.5 million, or 185.0 percent, to $5.5 million, or $0.22 per diluted share, compared with net income of $1.9 million, or $0.08 per diluted share for the three-month period ended May 3, 2003. Net sales in the fiscal 2004 first quarter increased 8.0 percent to $124.5 million from $115.2 million in the fiscal 2003 first quarter.

        "Our strategic shift from catalogs to a retail store model resulted in higher sales and increased net income during the first quarter," said Dennis Pence, chairman and chief executive officer. "Our retail store performance increased our ability to leverage store occupancy costs, which, coupled with improved merchandise margins, delivered the higher net income."

        Net sales from the Retail Segment, which includes the company's full-line retail stores, resort stores and outlet stores, increased 69.5 percent to $56.5 million, on a 42 percent increase in store square footage in the fiscal 2004 first quarter, from $33.3 million in the fiscal 2003 first quarter. Retail Segment net sales represented 45.4 percent of the company's total net sales in the fiscal 2004 first quarter, compared with 28.9 percent in the fiscal 2003 first quarter.

        "Customers responded well to our full-price spring merchandise and we saw margin improvement across all three selling channels, compared with the prior-year period," said Georgia Shonk-Simmons, president and chief merchandising officer. "We were particularly pleased with the performance of our retail stores, as well as the positive reception to our redesigned Spirit catalog title."

        The company operated 71 full-line retail stores at the end of the fiscal 2004 first quarter, compared with 44 full-line retail stores at the end of the fiscal 2003 first quarter. The company plans to open a total of approximately 45 Coldwater Creek retail stores during fiscal 2004, an increase of over 68 percent from the 66 stores open at the end of fiscal 2003.

        Net sales from the Direct Segment, which encompasses the company's catalog and e-commerce businesses, decreased 17.0 percent to $68.0 million in the fiscal 2004 first quarter from $81.9 million in the fiscal 2003 first quarter. Direct Segment net sales represented 54.6 percent of the company's total net sales in the fiscal 2004 first quarter, compared with 71.1 percent in the fiscal 2003 first quarter. The decrease in Direct Segment net sales is a result of planned reductions in catalog circulation and less promotional activity.

        Catalog net sales decreased 28.1 percent to $33.0 million in the fiscal 2004 first quarter from $45.9 million in the fiscal 2003 first quarter. Catalog net sales represented 48.6 percent of the Direct Segment's net sales in the fiscal 2004 first quarter, compared with 56.1 percent in the fiscal 2003 first quarter. Catalog net sales represented 26.5 percent of the company's total net sales in the fiscal 2004 first quarter, compared with 39.9 percent in the fiscal 2003 first quarter.

        E-commerce net sales decreased 2.8 percent to $34.9 million in the fiscal 2004 first quarter from $35.9 million in the fiscal 2003 first quarter. E-commerce net sales represented 51.4 percent of the Direct Segment's net sales in the fiscal 2004 first quarter, compared with 43.9 percent in the fiscal 2003 first quarter. E-commerce net sales represented 28.1 percent of the company's total net sales in the fiscal 2004 first quarter, compared with 31.2 percent in the fiscal 2003 first quarter.

        Gross profit for the fiscal 2004 first quarter was $54.4 million, or 43.7 percent of net sales, compared with $45.1 million, or 39.2 percent of net sales, for the fiscal 2003 first quarter. The improvement in gross profit dollars and rate was primarily attributable to improved merchandise margins on sales in all channels and, to a lesser extent, to improved leveraging of the company's full-line retail store occupancy costs.

        Selling, general and administrative expenses for the fiscal 2004 first quarter were $45.4 million, or 36.5 percent of net sales, compared with $42.1 million, or 36.6 percent of net sales, for the fiscal 2003 first quarter. Selling, general and administrative expenses increased due to additional employee expenses, primarily associated with the company's retail expansion, partially offset by a decrease in catalog circulation.

        Income from operations for the fiscal 2004 first quarter was $9.0 million, or 7.2 percent of net sales, compared with income from operations of $3.0 million, or 2.6 percent of net sales, for the fiscal 2003 first quarter.

        "We ended the quarter with an increase in cash, a reduction in inventory levels relative to the first quarter of last year, and no debt," Pence said. "We believe the company is well-positioned to execute our store-opening strategy for adding 45 new locations in fiscal 2004."

        At the end of the fiscal 2004 first quarter, the company had no short- or long-term debt and a cash position of $54.6 million compared with $15.4 million at the end of the fiscal 2003 first quarter. The company's working capital increased to $54.2 million at the end of the fiscal 2004 first quarter from $38.7 million at the end the fiscal 2003 first quarter. Inventory decreased $10.9 million, or 16.1 percent, to $56.9 million at the end of the fiscal 2004 first quarter from $67.8 million at the end of the fiscal 2003 first quarter. This decrease occurred at the same time the company added 27 full-line retail stores since the end of the fiscal 2003 first quarter.

        As previously announced, Coldwater Creek will host a conference call on Wednesday, May 19, 2004 at 4:45 p.m. (Eastern) to discuss fiscal 2004 first quarter results. To listen to the live Web cast, log on to http://www.firstcallevents.com/service/ajwz406564787gf12.html. Also, a link to the live Web cast of the call is provided in the company's Web site at www.coldwatercreek.com. The call will be archived from approximately one hour after the conference call until midnight on Wednesday, May 26, 2004. The replay can be accessed by dialing (719) 457-0820 and giving the passcode "501745". Any additional information provided during the call will be available by accessing the replay of the call.

        Coldwater Creek is an integrated multi-sales channel retailer of women's apparel, jewelry, footwear, gift items and accessories through a growing number of full-line retail stores located in major metropolitan areas, an e-commerce web site at www.coldwatercreek.com and direct-mail catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

        This news release contains "forward-looking statements" within the meaning of the securities laws, including statements regarding our cost-control initiatives, marketing costs, realized and anticipated cost-efficiencies, selling, general and administrative expenses, retail expansion, sales and revenue growth, and financial performance. These statements are based on management's current expectations and are subject to a number of uncertainties and risks. Actual results may differ materially. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to, our inability to realize the full value of merchandise currently in inventory as a result of sluggish sales, ever-changing customer tastes and buying trends, and the current economic climate, which continues to adversely affect the retail sector; unanticipated increases in mailing and printing costs; the cost of additional overhead that may be required to expand our brand; the possibility that our buy now/wear now strategy will not be appealing to customers, and that it could be impacted by unseasonable weather patterns, the difficult selling environment or other factors beyond our control; unexpected or increased costs or delays in the development and expansion of our retail chain and our potential inability to recover these costs due to sluggish sales; the inherent difficulty in forecasting consumer buying patterns and trends, particularly in the current difficult economic climate and the possibility that any recent improvements in our product margins, or in customer response to our merchandise, may not be sustained; our inability to continue to fund our retail expansion with operating cash as a result of either lower sales or higher than anticipated costs, or both; uncertainties related to our shift to a triple-channel model, in particular, the effects of shifting patterns of e-commerce or retail purchases versus catalog purchases; and such other factors as are discussed in our Form 10-Q Quarterly Reports and in our most recent Form 10-K Annual Report filed with the U.S. Securities and Exchange Commission ("SEC"). We believe that these forward-

looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

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Contact: COLDWATER CREEK INC. David Gunter Director of Corporate Communications & Investor Relations 208-263-2266

COLDWATER CREEK INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA
(unaudited, in thousands except for per share data and store counts)

	Three Months Ended
Statements of Operations
	May 1, 2004	May 3, 2003
Net sales	$124,460	$115,204
Cost of sales	70,076	70,055

Gross profit	54,384	45,149
Selling, general and administrative expenses	45,384	42,110

Income from operations	9,000	3,039
Interest, net, and other	31	131

Income before income taxes	9,031	3,170
Income tax provision	3,576	1,256

Net income	$5,455	$1,914

Net income per share—Basic(a)	$0.23	$0.08

Weighted average shares outstanding—Basic (a)	24,200	23,964
Net income per share—Diluted (a)	$0.22	$0.08

Weighted average shares outstanding—Diluted (a)	25,082	24,069
Supplemental Data:
	Three Months Ended
Operating Statistics:	May 1, 2004	May 3, 2003
Catalogs mailed	25,933	29,992
Full-line retail store count	71	44
Resort store count	2	2
Outlet store count	18	15
Full-line retail store square footage	443	311
	Three Months Ended
Channel Net Sales:
	May 1, 2004	May 3, 2003
Catalog	$33,014	$45,946
Internet	34,937	35,926
Retail	56,509	33,332

Total	$124,460	$115,204

Note
(a): The above weighted average shares outstanding and net income per share amounts reflect two 50% stock dividends each having the effect of a 3-for-2 stock split declared by the Board of Directors on December 19, 2002 and August 4, 2003.

COLDWATER CREEK INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except for share data)

	May 1, 2004	January 31, 2004	May 3, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$54,642	$45,754	$15,391
Receivables	9,347	9,457	8,504
Inventories	56,853	52,701	67,795
Prepaid and other	6,428	5,797	5,162
Prepaid and deferred catalog costs	5,791	4,219	6,649
Deferred income taxes	—	—	1,915

Total current assets	133,061	117,928	105,416
Property and equipment, net	97,065	92,232	82,933
Other	487	497	829

Total assets	$230,613	$210,657	$189,178

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	46,644	38,855	46,309
Accrued liabilities	28,713	24,246	20,371
Income taxes payable	3,497	4,089	—

Total current liabilities	78,854	67,190	66,680
Deferred income taxes	3,844	3,844	1,631
Deferred rents	21,659	19,826	12,990

Total liabilities	104,357	90,860	81,301

Commitments and contingencies
STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $.01 par value, 60,000,000 shares authorized, 24,247,527, 24,166,201 and 24,173,735 shares issued, respectively (a)	242	242	242
Additional paid-in capital	48,931	47,927	51,286
Treasury shares, at cost, 209,100 shares (b)	—	—	(4,715)
Retained earnings (a)	77,083	71,628	61,064

Total stockholders' equity	126,256	119,797	107,877

Total liabilities and stockholders' equity	$230,613	$210,657	$189,178

Note
(a): The above common stock issued and retained earnings amounts reflect two 50% stock dividends each having the effect of a 3-for-2 stock split declared by the Board of Directors on December 19, 2002 and August 4, 2003.

Note
(b): On July 25, 2003, the Company retired the 209,100 shares held as treasury shares.

COLDWATER CREEK INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Three Months Ended
	May 1, 2004	May 3, 2003
OPERATING ACTIVITIES:
Net income	$5,455	$1,914
Non cash items:
Depreciation and amortization	4,369	4,061
Deferred rent amortization	(476)	(203)
Tax benefit from exercises of stock options	266	—
Net change in current assets and liabilities:
Receivables	110	(2,392)
Inventories	(4,152)	(8,109)
Prepaid and other	(675)	(546)
Prepaid and deferred catalog costs	(1,572)	484
Accounts payable	7,789	358
Accrued liabilities	3,007	385
Income taxes payable	(592)	(3,650)
Deferred rents	2,577	1,972

Net cash provided by (used in) operating activities	16,106	(5,726)

INVESTING ACTIVITIES:
Purchase of property and equipment	(7,779)	(4,996)
Repayments of executive loans	15	—

Net cash used in investing activities	(7,764)	(4,996)

FINANCING ACTIVITIES:
Net proceeds from exercises of stock options	546	—
Other financing costs	—	(517)

Net cash provided by (used in) financing activities	546	(517)

Net increase (decrease) in cash and cash equivalents	8,888	(11,239)
Cash and cash equivalents, beginning	45,754	26,630

Cash and cash equivalents, ending	$54,642	$15,391

NON-CASH FINANCING ACTIVITY
Issuance of shares under employee stock purchase plan	$192	$—
SUPPLEMENTAL CASH FLOW DATA:
Cash paid for interest and fees	$61	$—
Cash paid for income taxes	4,169	5,361

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  Exhibit 99.1